Exhibit 99.3

601 East Beardsley Avenue, Elkhart, Indiana 46514-3305

Third Quarter 2019 Investor Questions & Answers

Published June 10, 2019

Forward Looking Statements

This document includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products and services; consumer preferences; the ability to efficiently utilize production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions; the impact of changing emissions standards in the various jurisdictions in which our products are sold; and changes to investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE ("EHG") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2018 and Part II, Item 1A of our quarterly reports on Form 10-Q for the periods ended January 31, 2019 and April 30, 2019.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this document or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Executive Overview

▪	Increase in net sales for the third quarter reflects the acquisition of Erwin Hymer Group (EHG) which was completed at the start of the third quarter, with European RV segment contributing $767.5 million in net sales.

▪	Financial results for the third quarter include acquisition-related costs and purchase accounting adjustments related to the EHG acquisition. In addition, the Company incurred costs related to the acquisition that will be ongoing, including amortization expense and interest expense.

▪	Continued rationalization in North American independent dealer inventory levels supports positive outlook for the North American industry supported by long-term favorable demand trends

▪	To date, the Company has paid approximately $255 million of principal on the debt incurred to finance the EHG acquisition, including paying down all $100 million outstanding on its asset-based credit facility (ABL) and approximately $155 million of its term loan.

For the third quarter fiscal 2019:

▪	Net sales increased 11.3% to $2.51 billion

▪	Gross profit decreased 7.7% to $292.4 million

▪	Income before income taxes decreased to $41.5 million

▪	Diluted EPS decreased to $0.59

▪	Third-quarter results include acquisition-related costs and purchase accounting adjustments related to the EHG acquisition, which total $74.8 million with a diluted EPS impact of $1.06 per share

▪	During the quarter, the Company also incurred other ongoing expenses related to the acquisition of EHG, including amortization expense of $12.8 million and interest expense of $35.4 million. These two items, combined, further impacted diluted EPS by $0.69 per share.

Outlook:

▪	Based on current trends, it appears the North American retail market will likely be softer for the remainder of calendar 2019, though retail will likely continue to outperform wholesale shipments, supporting the continued independent dealer inventory rationalization. We expect a resumption of growth in North America in 2020.

▪	In Europe, we believe our independent dealer inventory levels of EHG products, while elevated in certain locations, are generally appropriate for seasonal consumer demand in Europe and are progressing towards more normalized levels. Seasonal consumer demand in Europe typically aligns with the seasonal patterns experienced in the North American market.

Planning assumptions reflect:

▪	Positive long-term RV industry fundamentals in both North America and Europe. This assumption is supported by favorable demographics, high consumer confidence rates, generally favorable employment and wage trends, adequate availability of credit at historically low rates and a healthy housing market.

▪	High long-term independent dealer optimism in both North America and Europe. Independent dealer optimism remains high as demand continues to be driven by favorable demographic and lifestyle growth trends, including the ongoing strength of baby boomer customers, as well as first-time and younger buyers. Many dealers, particularly larger dealers in North America, continue to invest in their business with new or expanded locations.

▪	Challenging wholesale conditions in the North American market. Due to unusually strong independent dealer order and wholesale delivery patterns experienced in fiscal 2018 in North America and the continuation of independent dealer inventory rationalization, we experienced tougher year-over-year comparisons in fiscal 2019 related to our North American segments. We also experienced greater gross margin pressure in the first nine months of the year in our North American segments as a result of the lower sales.

▪	European RV segment results impacted by various factors in the third quarter. European RV segment gross profit was reduced by purchase accounting adjustments for acquired inventory, that was subsequently sold during the quarter, that reduced gross profit by $61.4 million, or 8.0% of segment net sales. European RV segment income before income taxes was also impacted by amortization expense of $12.8 million related to acquired intangible assets.

▪	Impact of transaction costs on our diluted EPS in FY 2019. During the third quarter, Thor incurred $13.4 million in net expenses related to the acquisition of EHG, including $16.3 million primarily consisting of bank fees, professional and advisory integration fees and the write off of the remaining unamortized debt fees related to Thor's previous asset-based facility, but partially offset by the $2.9 million favorable change in value of the foreign currency forward contract. Remaining transaction-related costs in the range of $5.0 to $7.0 million are expected to impact fiscal fourth-quarter results.

▪	Effective tax rate. Our effective tax rate for the third quarter was 24.3%, compared to an effective tax rate of 25.9% in the same period during the prior year. The Company expects an overall effective income tax rate of between 21% and 23% in its fourth quarter of fiscal 2019, before consideration of any discrete or unusual tax items.

▪	Ongoing acquisition-related expenses. In the third quarter, the Company also incurred other ongoing expenses related to the EHG acquisition including the amortization expense of $12.8 million related to acquired intangible assets noted above, and interest expense of $35.4 million.

Quick Reference to Contents

A.	Consolidated Financial Highlights	5

B.	Summary of Key Quarterly Segment Data – North American Towable RVs	6

C.	Summary of Key Quarterly Segment Data – North American Motorized RVs	7

D.	Summary of Key Quarterly Segment Data – European RVs	8

E.	Third Quarter Operating Results	9

F.	Current Hot Topics	11
	a. Acquisition of EHG	11
	b. Trade Tariffs	13

G.	Drivers of Demand	13
	a. Key Consumer Trends	13

H.	Current Market Conditions	14
	a. North American Market	14
	b. European Market	14
	c. Competitive Environment	15
	d. Consolidation of Independent Dealer Base	15
	e. Management Changes	15

I.	Balance Sheet and Cash Flow	16

J.	Key Economic Indicators	17

K.	Outlook	18

Consolidated Financial Highlights

3Q data is as of April 30, 2019 and 2018; FY data is as of or for the applicable fiscal year ended July 31; debt as of dates shown

(1) Includes impact of step up in assigned value of acquired inventory, subsequently sold during the quarter, to fair value less costs to sell, which increased costs of goods sold by approximately $61.4M

(2) In addition to the items impacting gross margin, third-quarter results also include acquisition-related costs from the acquisition of EHG of $13.4 million, combined totaling $74.8M, or $1.06 per diluted share. Also includes ongoing expenses related to the acquisition of EHG, including amortization expense of $12.8 million and interest expense of $35.4 million. These two items, combined, further impacted diluted EPS by $0.69 per share.

(3) Also paid down approximately $155 million in principal on the Term Loan B, to date.

Summary of Key Quarterly Segment Data – North American Towable RVs

	Three Months Ended	Three Months Ended	%
	April 30, 2019	April 30, 2018	Change
NET SALES:
North American Towables
Travel Trailers and Other	$734,028	$978,906	(25.0)%
Fifth Wheels	503,227	629,308	(20.0)%
Total North American Towables	$1,237,255	$1,608,214	(23.1)%

	Three Months Ended	Three Months Ended	%
	April 30, 2019	April 30, 2018	Change
# OF UNITS:
North American Towables
Travel Trailers and Other	35,226	50,164	(29.8)%
Fifth Wheels	10,619	14,502	(26.8)%
Total North American Towables	45,845	64,666	(29.1)%

	As of April 30, 2019	As of April 30, 2018	% Change
ORDER BACKLOG:
North American Towables	$896,024	$1,304,836	(31.3)%

	Calendar Quarter Ended March 31,
	2019	2018
MARKET SHARE SUMMARY (a)
U.S. Market	45.2%	46.4%
Canadian Market	52.1%	53.6%
Combined North American Market	45.5%	46.8%

(a)	Source: Statistical Surveys, Inc. YTD March 31, 2019 vs. YTD March 31, 2018

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Thor Unit Shipments versus Industry

Our North American Towable unit shipments for the quarter decreased by 29.1%. According to statistics published by the Recreational Vehicle Industry Association (RVIA), for the three months ended April 30, 2019, combined industry travel trailer and fifth wheel wholesale unit shipments decreased 18.7% compared to the same period last year. According to statistics published by Stat Surveys for the three-month periods ended March 31, 2019 and 2018, our North American market share for travel trailers and fifth wheels combined was 46.4% and 47.8%, respectively. Comparisons of Company shipments to industry shipments on a quarterly basis would not necessarily be indicative of the results expected for a full fiscal year.

Summary of Key Quarterly Segment Data – North American Motorized RVs

	Three Months Ended	Three Months Ended	%
	April 30, 2019	April 30, 2018	Change
NET SALES:
North American Motorized
Class A	$201,927	$273,095	(26.1)%
Class C	242,912	301,303	(19.4)%
Class B	14,399	24,061	(40.2)%
Total North American Motorized	$459,238	$598,459	(23.3)%

	Three Months Ended	Three Months Ended	%
	April 30, 2019	April 30, 2018	Change
# OF UNITS:
North American Motorized
Class A	1,657	2,471	(32.9)%
Class C	3,522	4,669	(24.6)%
Class B	98	176	(44.3)%
Total North American Motorized	5,277	7,316	(27.9)%

	As of April 30, 2019	As of April 30, 2018	% Change
ORDER BACKLOG:
North American Motorized	$513,703	$698,313	(26.4)%

	Calendar Quarter Ended March 31,
	2019	2018
MARKET SHARE SUMMARY (a)
U.S. Market	35.4%	39.6%
Canadian Market	39.9%	55.2%
Combined North American Market	35.5%	40.2%

(a)	Source: Statistical Surveys, Inc. YTD March 31, 2019 vs. YTD March 31, 2018

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Thor Unit Shipments versus Industry

According to statistics published by RVIA, our North American Motorized unit shipments decreased by 27.9% for the quarter, compared to an industry decrease of 24.7% for the three months ended April 30, 2019. According to statistics published by Stat Surveys for the three-month periods ended March 31, 2019 and 2018, our North American market share for motorhomes was 35.5% and 40.2%, respectively. Comparisons of Company shipments to industry shipments on a quarterly basis would not necessarily be indicative of the results expected for a full fiscal year.

Summary of Key Quarterly Segment Data – European RVs

	Three Months Ended	% of Segment
	April 30, 2019	Net Sales
NET SALES:
European
Motorcaravan	$506,964	66.1
Campervan	94,226	12.3
Caravan	100,741	13.1
Other	65,578	8.5
Total European	$767,509	100.0

	Three Months Ended April 30, 2019	% of Segment Net Sales
# OF UNITS:
European
Motorcaravan	9,029	51.7
Campervan	3,218	18.4
Caravan	5,202	29.9
Total European	17,449	100.0

As of April 30, 2019
ORDER BACKLOG:
European	$687,418

Calendar Quarter Ended
March 31, 2019
MARKET SHARE SUMMARY (a)
Motorcaravan and Campervan (1)	22.5%
Caravan	21.5%

(a)	Source: European Caravan Federation (ECF), YTD March 31, 2019

Note: Data from the ECF is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(1) - The ECF reports motorcaravans and campervans together.

Third Quarter Operating Results

1.	Thor reported an increase in consolidated sales of $255.0 million for the third quarter of fiscal 2019 versus the prior year. What factors drove the sales growth?

A.	The increase in sales for the third quarter was a result of the addition of the revenues of the Erwin Hymer Group which was acquired at the beginning of the third quarter. That acquisition, which is included in the European Recreational Vehicles segment, generated revenues of $767.5 million in the quarter. The increase from the European segment was partially offset by a decrease in sales in the North American Towables and North American Motorized segments which decreased by $371.0 million and $139.2 million, respectively.

2.	Thor's third quarter gross margin decreased by 240 basis points on a year-over-year basis. What were the main factors causing this result?

A.	The European RV Segment posted gross margins of 7.0%, which was the main contributor of the decrease in overall gross margin in the third quarter. The gross margin for the European segment included $61.4 million related to the step-up in purchase accounting of acquired inventory that was subsequently sold during the quarter and which was 8.0% of European RV segment sales for the third quarter. North American Towables segment gross margins decreased 30 basis points, from 14.8% in the third quarter of 2018 to 14.5% in the third quarter of 2019, while North American Motorized segment gross margin decreased 50 basis points, from 10.8% to 10.3% during the same period. These decreases were primarily the result of lower fixed cost absorption with the lower segment sales levels, as material, labor and warranty cost as a percent of sales remained generally consistent or slightly better than prior year.

3.	Can you outline the items that impacted the third quarter results compared to the prior year third quarter?

A.	For the third quarter, the items to note that impacted the current year results compared to the prior year include:
▪	Decrease of gross profit in the European RV segment of $61.4 million related to the step-up in purchase accounting of acquired inventory that was subsequently sold during the period.
▪	Transaction expenses totaling $16.3 million which consist primarily of bank fees, professional and advisory integration fees and the write-off of the remaining unamortized debt fees of $3.8 million related to the Company’s previous asset-based facility that was terminated on February 1, 2019.
▪	A gain of approximately $2.9 million related to the change in value of the foreign exchange forward contract which settled on February 1, 2019.

The net impact of all of these items was approximately $74.8 million, or $1.06 per diluted share. All items noted above directly related to the acquisition of EHG on February 1, 2019.

During the quarter, we also incurred other ongoing expenses related to the EHG acquisition:

▪	Amortization expense of $12.8 million related to acquired intangible assets, and
▪	Interest expense of $35.4 million from the debt incurred or acquired in conjunction with the acquisition of EHG.

4.	On a percentage of sales basis, Thor’s Selling, General and Administrative (SG&A) expenses were up compared to the prior year, at approximately 7.1% compared to 5.3% last year. What were some of the key factors that affected SG&A expenses during the quarter?

A.	The primary driver of increased SG&A expenses in the third quarter was the addition of the European segment SG&A of approximately $67.8 million for the quarter. Partially offsetting this increase, SG&A expenses for the North American RV Segments decreased by approximately $17.4 million in the quarter primarily due to the lower North American sales. Combined, these factors, plus the lower sales volume from North American operations, drove the higher SG&A costs as a percentage of net sales.

5.	Thor reported a decline in income before income taxes on an increase in sales for the third quarter of fiscal 2019. What caused this result?

A.	The decrease in income before income taxes of $139.0 million was primarily due to the following factors:
▪	Lower sales and slightly lower margins associated with the North American Towables and Motorized segments resulted in a decrease in North American income before income tax of $57.9 million.
▪	The European RV segment posted a loss before income taxes of $30.9 million for the quarter, which included a number of expenses related to the acquisition of EHG which closed at the beginning of the third quarter. These expenses included $61.4 million for the impact of purchase accounting on acquired inventory that was subsequently sold in the quarter and $12.8 million in amortization expense related to acquired intangible assets.
▪	Corporate loss before income tax increased by $49.2 million in the quarter, which included acquisition related expenses of $16.3 million, partially offset by a $2.9 million gain in the quarter related to the foreign currency forward contract, and interest expense of $32.2 million related to debt incurred to finance the acquisition of EHG.

6.	What are the Company's reportable segments?

A.	As a result of the acquisition of EHG, the Company has expanded its reporting segments to include a European RV segment, which consists solely of the operations of the recently acquired EHG business. This new segment complements the Company's North American Towable RV and North American Motorized RV reporting segments. The results of the European RV segment for the quarter are presented in the 10-Q in Footnote 3 - Business Segments as well as in the Management Discussion and Analysis section.

7.	What is the current status of the North American independent dealer inventory rationalization?

A.	We believe the North American inventory rationalization is progressing well. North American independent dealer inventory at the end of the third quarter decreased 20.3% from the prior year.

8.	What was Thor's adjusted EBITDA for the third quarter?

A.	Although we do not disclose non-GAAP numbers, here are some items within our financial statements that might be helpful in considering this question:

▪	Income before income taxes of $41.5 million from our income statement

▪	Net interest expense of $33.0 million calculated from our income statement

▪	Depreciation and amortization of intangibles totaling $50.9 million from our business segment footnote

▪	Related to the acquisition of EHG, the impact on gross profit of the step-up in purchase accounting of acquired inventory, that was subsequently sold in the quarter, of $61.4 million from our acquisition footnote (Note 2 of our third fiscal quarter 10-Q)

▪	Net acquisition-related costs of $13.4 million from our income statement

▪	Increase in our LIFO reserve of $0.7 million calculated from the Inventories Footnote (Note 2 of our third fiscal quarter 10-Q) Q3 vs. Q2 2019

Current Hot Topics

1.	Can you provide details on the purchase price and fair value of the net assets that were acquired?

A.	Detailed information is included in Footnote 2 of our Third Fiscal Quarter 10-Q that summarizes the purchase price and the estimated fair values of the EHG assets acquired and liabilities assumed as of the acquisition date. The Company is in the process of finalizing internal and third-party valuations; therefore, certain values are subject to change as noted in the footnote. We expect to finalize these values as soon as practical, but no later than one year from the acquisition date.

2.	How do you think about the earnings power of the EHG business?

A.	EHG has a strong product line-up, a great brand, and a leading market share in Europe. With these assets, along with the growing European market and favorable demographic trends, we believe there is significant potential for long-term earnings growth for EHG. There are also opportunities to drive earnings growth by capturing cost-savings opportunities and sharing best practices from the European RV segment to our North American RV segments, enhancing the combined profitability of our Company.

3.	How are you thinking about gross margins and the potential to improve margins overall now that EHG is part of Thor?

A.	We are in the process of identifying quality initiatives, process improvements and product design initiatives that can be leveraged in our North American operations, which we believe could result in lower warranty costs. Also, we are reviewing our supplier base across both markets, identifying common suppliers where we can negotiate better pricing based on our combined volume to help lower the cost of purchased materials across the European and North American segments.

4.	What specific actions are you taking to reduce EHG’s SG&A expenses

A.	We see numerous opportunities for SG&A cost savings at EHG. For example, EHG historically has used a higher volume of outside professional services than Thor (as we’ve seen with past private company acquisitions), and we expect to be able to lower these costs, decreasing EHG's SG&A expense over time.

5.	What synergies have you identified from the EHG acquisition?

A.	As with previous acquisitions, we take a holistic approach to operational improvements based on the sharing of best practices among Thor companies. From a practical standpoint, we are not limiting our efforts to EHG, but rather are looking for ways to improve EHG’s operations and cost structure based on what we are doing at our North American subsidiaries, and also taking lessons from EHG and applying those to improve our North American subsidiaries. As a result, we are looking at numerous areas to improve our overall operations:

▪	Process Improvements: We look at the entire product, from design to assembly, to identify areas where we can improve efficiency, enhance quality and reduce costs.

▪	Supply Chain: We review our common suppliers of key components and identify areas where we can leverage our combined purchasing to obtain better pricing.

▪	Innovation: Thor and EHG both have a long history of product innovation. In addition, EHG has an Innovation Camp that opened in 2018 to provide a platform for innovation and sharing ideas across all of the Erwin Hymer brands. This concept and the ideas it generates create opportunities to enhance innovation at EHG and other Thor companies. Thor team members have toured the Camp and have already seen opportunities that could be leveraged in the future.

▪	Working Capital Management: We are looking at EHG’s processes, identifying opportunities to improve working capital management and generate cash by reducing overall working capital needs.

6.	Are there any emerging issues that could impact EHG?

A.	There is the potential impact of Brexit and changing emissions standards across the EU, which could have a direct impact on the European RV Segment. These issues are evolving, and we are closely monitoring developments to adjust our operations, products and business practices appropriately.

7.	How and when are you planning to introduce EHG products to the North American market?

A.	We are still working on the details to determine which of EHG's numerous products have the best potential for growth and market share gains in North America as well as specifically where we will produce them. We will have four or five Hymer units here in the U.S. to show at our 2019 Open House in September to gauge specific North American independent dealer interest, and to help us determine which models will be best received in North America.

8.	What are the market growth rates in Europe? What have the market growth rates for the past twelve months been?

A.	According to the European Caravan Federation (ECF), European caravan registrations in April 2019 grew by 5.9% compared to the same period in the prior year, while German caravan registrations were up 14.7% during the same time period. For the trailing twelve month period ended April 2019, European caravan registrations declined by 0.8% compared to the same period in the prior year, while German caravan registrations were up 8.1% during the same time period.

Also according to the ECF, European motorcaravans registrations in April 2019 were up 21.5%, and German motorcaravan registrations were up 39.8% for the same time period. For the trailing twelve month period ended April 2019, European motorcaravan registrations were up by 7.9% compared to the same period in the prior year, while German motorcaravan registrations were up 13.6% during the same time period.

9.	What is EHG’s expected capex for 2019? For 2020 and beyond?

A.	We do not disclose capex by segment or subsidiary, however we have disclosed that Thor's consolidated expenditures for capex for the first nine months of fiscal 2019 was $83.7 million, and we expect to invest an additional $45.0 million by the end of the fiscal year. We expect to disclose our fiscal year 2020 estimated capital expenditures in connection with the release of our 10-K report in September.

It's important to note that our capital expenditures are generally very flexible and can be modified with short notice depending on market conditions.

10.	Can you comment on EHG’s current market share in Europe?

A.	According to the European Caravan Federation (ECF), as of March 31, 2019, EHG had a market share of approximately 21.5% in Europe for caravans and approximately 22.5% market share in Europe for motorcaravans and campervans combined. Data from the ECF is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

11.	Are you concerned that you may have purchased EHG at the top of the cycle and potentially overpaid?

A.	When considering transformational acquisitions like EHG, we realize these may be opportunities that happen once in a lifetime. As a result, the initial transaction price needs to be considered in light of the long-term benefits and returns that can be generated by expanding our business into a significant, growing market like Europe.

12.	Will the exclusion of EHG's former North American operations affect your ability to sell Hymer products in North America?

A.	The acquisition excluded EHG's former North American operations and the Canadian-specific Roadtrek brands. The Canadian-specific trademarks excluded from the transaction were such brands as Roadtrek, Aktiv, American Fastbacks and Fastbacks, and Ecotrek. To be clear, the acquisition does include the trademarks from all European Hymer brands including those formerly licensed to the former North American operations.

13.	Will potential new tariffs have any impact on EHG’s European business?

A.	The tariff outlook is changing by the day. At this time, it is still too early to know what the exact impact may be, but if EU implements retaliatory tariffs there could be some impact from the import of U.S. components to Europe as well as U.S. import of European components.

Drivers of Demand

1.	What trends are you seeing with regard to new consumers entering the RV and camping markets and do you believe that new consumers will continue to support growth in the sector?

A.	The 2019 North American Camping Report published by Kampgrounds of America (KOA) shows that 78.8 million households are active campers, an increase of 1.4 million from 2018 and an increase of 7.3 million households over the past five years. Of the new campers in 2018, 56% were millennials, suggesting that the recent growth in new campers has potential for long-term growth to the benefit of the outdoor and RV industries.

2.	Do you have statistical data supporting the widely-stated claim that younger buyers are entering the RV market?

A.	Yes – there are a number of sources that are supportive of this fact. According to research conducted by Nielsen for Go RVing™ in 2016 (the most recently available study), the typical RV owner is 45 years old compared to a similar study from 2015 that indicated the typical owner was 48 years old. This study did not distinguish between owners of new versus used units, but is indicative of the reduction in the age of RV consumers. In addition, using data from Statistical Surveys, Inc., we have analyzed annual retail registrations of new RV units from 2014 through 2018 and noted that by age group, the 25-34 age group has more than doubled as a percentage of total U.S. RV registrations while the 35-44 age group has increased from 15.0% to 20.7% of U.S. RV registrations over the same period. In aggregate, consumers under age 55 have increased from 39.6% of total U.S. retail registrations in 2014 to 51.5% of total U.S. retail registrations in 2018, highlighting the increase in younger buyers entering the market.

Current Market Conditions

1.	How would you describe the current health of the North American retail RV market?

A.	Based on current trends, it appears the North American retail market will likely be softer for the remainder of calendar 2019, though retail will likely continue to outperform wholesale shipments, supporting the continued independent dealer inventory rationalization.

2.	Do you expect North American independent dealers to maintain lower inventory levels from now on? By how much?

A.	We do expect that coming out of this rationalization independent dealers will remain focused on maximizing inventory turns resulting in them maintaining generally lower inventory levels and submitting smaller, more frequent orders to replenish that inventory.

3.	After the North American independent dealer inventory has normalized, do you think the industry might have an under-inventory situation? If so, how would you handle it (ramp production, increase pricing, etc.?)

A.	While this is possible, with our recent capacity expansions, we have the ability to meet emerging demand quickly to satisfy the needs of our independent dealers in a timely fashion.

4.	What is the current North American industry outlook by RVIA for industry wholesale shipments for calendar year 2019 and 2020?

A.	For calendar year 2019, RVIA is currently forecasting unit shipments to decrease 13.9% to 416,300 units. For calendar year 2020, RVIA is currently forecasting that wholesale shipments will increase 2.5% to 426,700 units, with a range of a decrease of 2.7% and an increase of 6.0%. This would correspond to a base case of shipments of 426,700 units with a range of 405,100 to 441,400 units for the 2020 calendar year.

5.	Can you comment on North American independent dealer sentiment?

A.	North American independent dealers continue to express strong long-term optimism and are demonstrating their optimism by investing in their businesses by expanding their existing facilities, adding additional service facilities and building new dealer locations or by buying other independent dealerships to expand their market footprint.

6.	What are you seeing in terms of commodity price inflation?

A.	We are not currently seeing any significant commodity inflation, which is helped by the recent announcement that tariffs on aluminum and steel from Canada and Mexico would be withdrawn. This is an area where we constantly monitor, particularly in light of ongoing tariff/trade negotiations.

7.	We have seen some weak economic data coming from Europe and Germany in particular, what is the current state of the European RV market?

A.	While there continues to be some uncertainty surrounding Brexit, the overall European market for RVs continues to perform well. Last year, the main areas of weakness in the market was in the U.K., reflecting uncertainties surrounding Brexit and weakness in the U.K. automotive market. In April, Germany posted 14.7% growth in caravan registrations, and 39.8% growth in motorcaravan registrations compared to prior year results, highlighting the continuing strength of the European RV market.

8.	What drove your North American market share change year-to-date in 2019?

A.	Much of the change in overall North American market share for the first three months of 2019 has stemmed from changes in the motorized market. We have seen a more significant decrease in our Class B market share given our focus on the high end of that market with the Airstream Interstate and Atlas. To address the larger entry-level Class B market, Thor Motor Coach has recently developed a new Class B motorhome, which was unveiled at the Salt Lake City RVX show, and which will be available in the Fall of 2019. The other shift in motorized market share has been on Class C motorhomes, where we saw some decline in orders by rental fleet customers over the past year.

9.	Have you been able to raise North American prices in this environment?

A.	Since products change so much every year it’s not possible to come up with percent price increases or decreases on an apples-to-apples basis. When faced with increasing input prices we take a holistic approach to making changes, with a variety of actions, including negotiating with suppliers, potentially changing suppliers, evaluating design and content decisions to potentially de-content components with increasing costs, implementing cost surcharges if the price change is anticipated to be short lived, or when necessary, adjusting pricing.

10.	How does consolidation within the independent dealer base impact demand for Thor products? Do you anticipate increased pressure on margins as a result of independent dealer consolidation?

A.	Competition for dealers is inherent in our industry. Recent independent dealer consolidation has not impacted this reality, nor do we expect this to significantly change in the foreseeable future. Thor’s ability to develop long-standing relationships with the most productive dealers in the market has been, and will always be, crucial to our success, with or without further consolidation.

While we do not anticipate significant pressure from further consolidation, we remain focused on providing compelling value to independent dealers by being a strong supplier. These efforts help our dealers appreciate the value that Thor offers, with our breadth of products and brands, people and day-to-day support. Larger dealers, in particular, value partnering with a company that has the ability to provide a large volume of units within a reasonable time period throughout the year.

11.	Can you tell us more about the recent management change announcement?

A.	Subsequent to the quarter end, we announced the creation of two new senior management positions at Thor Industries in North America to provide incremental support to subsidiary leadership, improve focus and help achieve key goals on an accelerated basis.

We have elevated two of our top RV leaders, Matt Zimmerman of Keystone and Chris Hermon of Heartland, to the newly created roles of RV Group Managers. In their new roles, Matt and Chris will be assisting our US-based operating companies in their realization of key strategic initiatives, all of which are designed to improve our offerings to our independent dealers and retail customers, increase engagement with our employees and improve our operating margins.

Balance Sheet and Cash Flow

1.	Have you swapped into a fixed interest rate on your debt? If so, what is your current effective interest rate on the debt? What portion remains under variable rates?

A.	The Company has entered into interest rate swap agreements to manage certain of its interest rate exposures.$900.0 million of the USD Term Loan is now fixed at an effective interest rate of 6.2160%, and the remaining $486.4 million of the USD Term Loan is subject to floating rates. The Euro Term Loan debt of $691.2 million is also subject to floating rates. Further details on the Company's long-term debt are in Note 14 of the 10Q.

2.	What was working capital at April 30, 2019 and April 30, 2018? What drove the change in working capital year over year?

A.	Total working capital increased from $571.8 million at April 30, 2018 to $822.0 million at April 30, 2019, primarily due to the inclusion of the assets and liabilities of EHG which was acquired at the beginning of the quarter.

3.	Thor has already paid down a significant amount of the debt incurred to acquire EHG. What sort of cadence do you expect to achieve with paying down the debt?

A.	During and subsequent to the third quarter, we have paid off approximately $255 million related to borrowings incurred in connection with the acquisition of EHG, including completely paying down the initial borrowings under the ABL of $100.0 million. We also note that the fiscal third and fourth quarters are historically our strongest seasonal quarters for cash flow generations. Regarding future payments, we have not disclosed a specific payoff schedule, however, as we've stated before, we are focused on paying down the debt quickly.

4.	What is your target leverage ratio by the end of FY19?

A.	Debt reduction is a priority for Thor, and we are not expecting to maintain significant debt levels over the long term. To date, we have paid down approximately $255 million of our outstanding principal balance. We will continue to update shareholders on our progress of paying down principal on our loans.

Key Economic Indicators

Health of North American Economy Supports Expected Continued Market Growth

Sources: (1) Statistical Surveys, Inc.; (2) The Conference Board, Consumer Confidence Survey®
* Note: Data beyond 2018 represented above includes the trailing twelve months of registrations ended March

Sources: (3) Recreation Vehicle Industry Association; (4) U.S. Bureau of Economic Analysis
* Note: 2019 YTD includes a year-over-year comparison of RV shipments through March per the RVIA, and the most recent estimate of the 1QCY19 annual growth rate from the U.S. BEA, published May 30, 2019.

Outlook

1.	What are the key factors that have been supporting the North American RV market and do you anticipate these factors to continue?

A.	The RV market resonates with consumers on multiple levels, spanning across generations. Consumers desire to spend time with family and friends enjoying a broad range of activities outdoors. The benefits of RVs providing a home while traveling also resonates with a broad range of consumers that prefer their own home to hotels or motels. RVs are often a more affordable option for consumers, particularly when considering the cost of air travel and hotel accommodations. In addition, generationally, we are seeing an influx of younger consumers seeking innovative and flexible ways to enjoy their free time. We believe these factors will continue to support the North American market for years to come.

2.	What is your current outlook for the European RV market?

A.	We view the EU market as having solid growth prospects over the long term as many of the same fundamentals, favorable demographics and other factors are very similar to what we see in North America. In some cases, we see even stronger desire on the part of European consumers to spend vacation time with family and friends and enjoy outdoor activities than we do in North America. While there are some near-term uncertainties in certain markets such as the UK as a result of Brexit, we view the long-term prospects positively.

3.	What is your outlook for Thor for the remainder of fiscal year 2019?

A.	During the remainder of our fiscal 2019, we expect the North American independent dealer inventory rationalization will continue, but we expect to see a resumption of growth in the North American markets in 2020. In Europe, we believe our independent dealer inventory levels of EHG products, while elevated in certain locations, are generally appropriate for seasonal consumer demand in Europe and are progressing towards more normalized levels. Currently, our focus is on identifying and realizing the benefits of sharing best practices and operating efficiencies across Europe and North America, and continuing to optimize our working capital management processes.